Exhibit 4.6

AMENDMENT AND EXCHANGE AGREEMENT

THIS AMENDMENT AND EXCHANGE AGREEMENT (this “Agreement”) is made as of this 10th day of November, 2006, by and among Image Entertainment, Inc., a Delaware corporation, with headquarters located at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311 (the “Company”) and Portside Growth and Opportunity Fund (the “Investor”).

Recitals

WHEREAS, the Company, the Investor are parties to that certain Securities Purchase Agreement, dated as of August 30, 2006 (the “Securities Purchase Agreement”), pursuant to which, among other things, the Investor purchased from the Company (i) senior convertible notes (the “Notes”), which are convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (the Notes as converted, the “Conversion Shares”), in accordance with the terms thereof, and (ii) warrants (the “Existing Warrants”), which are exercisable into shares of Common Stock (the “Existing Warrant Shares”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Securities Purchase Agreement; and

WHEREAS, contemporaneously with the execution and delivery of the Securities Purchase Agreement, the Company and the Investor entered into a Registration Rights Agreement, dated as of August 30, 2006(the “Registration Rights Agreement”), pursuant to which the Company agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder, and applicable state securities laws; and

WHEREAS, the Company and the Investor desire to enter into this Agreement, pursuant to which, among other things, (i) the Investor shall exchange its Existing Warrant for a warrant in the form attached hereto as Exhibit A (the “Replacement Warrant”), which shall be convertible into Common Stock (as converted, the “Replacement Warrant Shares”), in accordance with the terms thereof and (ii) certain terms of the Securities Purchase Agreement, Note and Registration Rights Agreement shall be amended, including, without limitation, to ensure that the Replacement Warrant Shares shall be covered by the terms set forth in the Registration Rights Agreement; and

WHEREAS, the exchange of the Existing Note for the Replacement Note is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the 1933 Act.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       EXCHANGE.

(a)           Exchange.  Subject to satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, the Investor shall surrender to the Company at the closing contemplated by this Agreement (the “Closing”) the Existing Warrant and the Company shall issue and deliver to the Investor the Replacement Warrant for the same number of Warrant Shares of the Existing Warrant being so exchanged.

(b)           Closing Date.  The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York Time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 5 and 6 below (or such later date as is mutually agreed to by the Company and the Investor).  The Closing shall occur on the Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

2.                                       AMENDMENTS TO THE TRANSACTION DOCUMENTS.

(a)           Amendments to Note.

(i)            Section 4(a) shall be amended as follows:

(1)         Sections 4(a)(xi) and 4(a)(xii) shall be renumbered as Sections 4(a)(xii) and 4(a)(xiii), respectively.

(2)         The following shall be inserted as a new Section 4(a)(xi):

“(xi)         The Company’s failure to deliver shares of Common Stock to the Holder upon the Conversion of any Conversion Amount due to the limitation on conversion set forth in Section 3(d)(ii);

(ii)           The Notes are hereby amended by inserting the following paragraph in the place of Section 5(a) of the Notes:

“The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes, and satisfactory to the Required Holders; provided that the provisions of Section 14 need not be included in the  security of the Successor Entity.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) or if the Successor Entity (including its Parent Entity) is a privately held company, the common equity of the Successor Entity, as adjusted in accordance with the provisions of this Note.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note. “

(iii)          The Notes are hereby amended by inserting the following paragraph in the place of Section 5(b) of the Notes:

“No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the greater of the Closing Sale Price of the Common Stock immediately prior to the consummation of the Change of Control, the Closing Sale Price immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of the Common Stock immediately prior to the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 120% of the Conversion Amount being redeemed (the “Change of Control Redemption Price”).  Notwithstanding the foregoing, if the Successor Entity (including its Parent Entity) is a privately held company, at any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the consummation of such Change of Control, the Company may require the Holder to redeem all of this Note by delivering written notice thereof (“Company Change of Control Redemption Notice”) to the Holder.  The Note shall be redeemed by the Company in cash at a price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the greater of the Closing Sale Price of the Common Stock immediately prior to the consummation of the Change of Control, the Closing Sale Price

immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of the Common Stock immediately prior to the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 125% of the Conversion Amount being redeemed (the “Company Change of Control Redemption Price”).  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control.  To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price or the Company Change of Control Redemption Price, as applicable, is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.”

(iv)          The defined terms “Redemption Notice”, “Redemption Premium” and “Redemption Price” contained in the Note shall be amended and restated in its entirety as follows:

““Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, the Company Change of Control Redemption Notice and the Installment Notice, each of the foregoing, individually, a Redemption Notice.

““Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) - (vi) and (ix) - (xiii), 120% or (ii) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 100%.”

““Redemption Prices” means, collectively, the Event of Default Redemption Price, Change of Control Redemption Price, Company Change of Control Redemption Price and the Installment Price and, each of the foregoing, individually, a Redemption Price.

(b)           Amendments to Securities Purchase Agreements and Registration Rights Agreement.

(i)            The Securities Purchase Agreement and the Registration Rights Agreement are hereby amended as follows:

(1)         All references to “Warrants” shall mean, and are hereby replaced with, the “Replacement Warrants”;

(2)         All references to “Warrant Shares” shall mean, and are hereby replaced with, the “Replacement Warrant Shares”; and

(3)         The defined term “Transaction Documents” is hereby amended to include this Agreement and the Replacement Warrants.

(ii)           The Securities Purchase Agreement is hereby amended by inserting the following paragraph in the place of Section 4(e) of the Securities Purchase Agreement:

“Financial Information.  The Company agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports and Quarterly Reports on Form 10-K, 10-KSB, 10-Q or 10-QSB, any interim reports or any consolidated balance sheets, income statements, stockholders’ equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) on the same day as the release thereof, facsimile or e-mailed copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.  Notwithstanding anything herein to the contrary, upon consummation of a Fundamental Transaction (as defined in the Notes) in which the Successor Entity (as defined in the Notes) is a privately held company, the Company shall not be obligated to provide to the Investors the reports required by the proceeding sentence, but rather shall send to each investor the following: (i) annual financial reports, (ii) quarterly financial reports and (iii) all such other financial reports as the Company gives to the holders of any Indebtedness.  As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.”

(iii)          The Registration Rights Agreement is further amended by amending and restating the defined terms “Filing Deadline”, “Effectiveness Deadline” and “Required Registration Amount” in their entirety as follows:

““Filing Deadline” means November 14, 2006.”;

““Effectiveness Deadline” means January 13, 2007.”.

““Required Registration Amount” for the Registration Statement initially means the sum of (i) nineteen and ninety nine hundredths of a percent (19.99%) of the issued and outstanding Common Stock and (ii) the number of Warrant Shares issuable pursuant to the Warrants, assuming exercise of the Warrants at the Floor Price (as defined in the Warrants) (without regard to any limitations on exercise of the Warrants) and in the event the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Market (as defined in the Notes) for issuances of shares of Common Stock in excess of the Exchange Cap (as defined in the Notes) then Required Registration Amount shall mean 150% of the sum of (i) the aggregate of the maximum number of Conversion Shares issued and issuable pursuant to the Notes at the then applicable Conversion Price as of the trading day immediately preceding the applicable date of determination, (ii) the number of Warrant Shares issued and issuable pursuant to the Warrants as of the trading day immediately preceding the applicable date of determination and (iii) the number of Interest Shares issued or issuable pursuant to the terms of the Notes as of the trading date immediately preceding the applicable date of determination (without regard to any limitations on conversion of the Notes or exercise of the Warrants), in each case subject to adjustment as provided in Section 2(e).”

(iv)          The Registration Rights Agreement is hereby amended by inserting the following paragraph in the place of Section 2(b) of the Registration Rights Agreement:

“Allocation of Registrable Securities.  The initial number of Registrable Securities included in any Registration Statement and any increase in the number of Registrable Securities included therein shall be allocated pro rata among the Investors based on the number of Registrable Securities held by each Investor at the time the Registration Statement covering such initial number of Registrable Securities or increase thereof is declared effective by the SEC.  In the event that an Investor sells or otherwise transfers any of such Investor’s Registrable Securities, each transferee shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor.  Any shares of Common Stock included in a Registration Statement and which remain allocated to any Person which ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Investors, pro rata based on the number of Registrable Securities then held by such Investors which are covered by such Registration Statement.  In no event shall the Company include any securities other than Registrable Securities on any Registration Statement without the prior written consent of the Required Holders; provided, however, that the Company may include on any Registration Statement up to 270,198 shares of Common Stock issued by the Company in 2002 to Standard Broadcasting Corporation Limited and up to 100,000 shares of Common Stock issued by the Company in 2003 to Image Investors Co.”

(c)           Amendments to the Transaction Documents.

(i)            Notwithstanding anything in the Transaction Documents to the contrary, upon consummation of a Fundamental Transaction (as defined in the Notes) in which the Successor Entity (as defined in the Notes) is a privately held Company, the following provisions shall no longer apply:

(1)         Sections 4(c), 4(f) and 4(j) of the Securities Purchase Agreement and the last sentence of Section 4(k) of the Securities Purchase Agreement; and

(2)         Section 4(a)(ii) of the Notes.

3.                                       REPRESENTATIONS AND WARRANTIES.

(a)           Authorization; Enforcement; Validity.  The Company has the requisite power and authority to enter into and perform its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.

(b)           No Conflicts.  The execution, delivery and performance by the Company of this Agreement and consummation by the Company of the transactions contemplated by this Agreement do not and will not: (i) violate the organizational documents of the Company,  (ii) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Company; (iii) violate any provision of any federal or state statute, rule or regulation which is applicable to the Company; or (iv) violate any contract to which the Company or any of its assets or properties are bound, or conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of , any agreement, indenture or instrument to which Company is a party.

(c)           Approvals.  The Company has obtained all governmental, regulatory or third party consents and approvals if any, and approval from its stockholders, necessary, if any, to consummate the transactions contemplated by this Agreement.

(d)           Solvency.  Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so.  The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below).  For purposes of this Section 3(d), “Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted

4.                                       CONDITIONS TO COMPANY’S OBLIGATIONS HEREUNDER.

The obligations of the Company to the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

(a)           The Investor shall have executed this Agreement and delivered the same to the Company.

(b)           The Investor shall have delivered to the Company its Existing Warrant for cancellation.

(c)           The representations and warranties of the Investor in Section 3(a) hereof shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date).

5.                                       CONDITIONS TO INVESTOR’S OBLIGATIONS HEREUNDER.

The obligations of the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)           The Company shall have executed this Agreement and delivered the same to such Investor.

(b)           The Company shall have executed and delivered to the Investor the Replacement Warrant being issued to the Investor at the Closing.

(c)           The representations and warranties of the Company in Section 3(b) hereof shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date).

6.                                       CERTAIN COVENANTS AND AGREEMENTS.

(a)           Disclosure of Transactions and Other Material Information.  On or before 8:30 a.m., New York Time, on the first Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement and attaching a copy of this Agreement.

(b)           Fees and Expenses.  The Company shall pay upon execution of this Agreement an expense allowance to the Investor not to exceed $25,000 for reimbursement of reasonable legal expenses incurred in connection with the execution of this Agreement and any and all documents executed in connection therewith.

7.                                       MISCELLANEOUS.

(a)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(b)           Governing Law; Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(c)           Counterparts.  This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(d)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(f)            Effect of Agreement.  Except as modified hereby, each of the Transaction Documents (as defined in the Securities Purchase Agreement) shall remain in full force and effect.

(g)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(h)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

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IN WITNESS WHEREOF, the Company and the Investor have caused their respective signature page to this Amendment and Exchange Agreement to be duly executed as of the date first written above.

COMPANY:

IMAGE ENTERTAINMENT, INC.

By:	/s/ JEFF M. FRAMER
Name: Jeff M. Framer
Title: Chief Financial Officer

IN WITNESS WHEREOF, the Company and the Investor have caused their respective signature page to this Amendment and Exchange Agreement to be duly executed as of the date first written above.

INVESTOR:

PORTSIDE GROWTH AND OPPORTUNITY FUND

By:	/s/ JEFFREY SMITH
Name: Jeffrey Smith
Title: Authorized Signatory